Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Angie Yang/Eileen Rauchberg
Chairman/Chief Executive Officer	PondelWilkinson Inc.
Phone (310) 270-9501	Corporate and Investor Relations
Phone: (310) 279-5980
Jason P. DiNapoli
President/Chief Operating Officer
Phone: (310) 270-9505

1ST CENTURY BANCSHARES DECIDES NOT TO PARTICIPATE

IN TREASURY’S CAPITAL PURCHASE PROGRAM

LOS ANGELES – November 17, 2008 –1st Century Bancshares, Inc. (OTCBB:FCTY, the “Company”), the holding company of 1st Century Bank, N.A. (the “Bank”), today announced that it will not apply for funds available in the Treasury’s Capital Purchase Program, which is part of the recently launched Troubled Assets Relief Program (TARP.)

1st Century cited its strong capital structure as the principal reason for not applying for the additional funds.

 “1st Century is among the strongest capitalized financial institutions in our geographic market, with more than sufficient capital to continue our growth and to pursue business opportunities,” said Alan I. Rothenberg, Chairman and Chief Executive Officer.  “Despite the challenging external operating environment, we have consistently focused on asset quality metrics and are leveraging our solid position to continue supporting our community through prudent lending.”

The Bank’s total risk-based capital ratio of 25.43% and tier 1 risk-based capital ratio of 24.18% as of September 30, 2008 are substantially above the minimum regulatory thresholds of 10.00% and 6.00%, respectively, to be considered “well capitalized.”

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles.  The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs.  Additional information is available at www.1stcenturybank.com.

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